Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kerri Thurston	Ted Gartner
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com

Garmin Reports Second Quarter 2011 Results with Continued Strong Cash Flow Generation

Schaffhausen, Switzerland/August 3, 2011/Business Wire

Garmin Ltd. (Nasdaq: GRMN - news) today announced second quarter results for the period ended June 25, 2011.

Second Quarter 2011 Financial highlights:

•	Total revenue of $674 million, down 8% from $729 million in second quarter 2010 with four segments posting growth:
•	Automotive/Mobile segment revenue decreased 19% to $363 million
•	Outdoor segment revenue increased 1% to $81 million
•	Fitness segment revenue increased 25% to $78 million
•	Aviation segment revenue increased 13% to $73 million
•	Marine segment revenue increased 6% to $79 million
•	Geographically, both Europe and Asia contributed growth in second quarter 2011:
•	North America revenue was $358 million compared to $455 million, down 21%
•	Europe revenue was $253 million compared to $226 million, up 12%
•	Asia revenue was $63 million compared to $48 million, up 31%
•	Units shipped decreased 6% year-over-year to 3.8 million units
•	Gross margin improved sequentially and decreased year-over-year to 48% in the current quarter compared to 47% in first quarter 2011 and 54% in second quarter 2010
•	Operating margin declined on a year-over-year basis to 20% compared to 28% in second quarter 2010 but improved sequentially from 15% in first quarter of 2011
•
Diluted earnings per share (EPS) decreased 16% to $0.56 from $0.67 in second quarter 2010; pro forma diluted EPS decreased 26% to $0.63 from $0.85 in the same quarter in 2010. (Pro forma EPS excludes the impact of foreign currency transaction gain or loss.)

•	Free cash flow generation of $196 million in second quarter 2011

Year-to-Date 2011 Financial highlights:

•	Total revenue of $1.18 billion, up 2% from $1.16 billion year-to-date 2010
•	Automotive/Mobile segment revenue decreased 6% to $627 million
•	Outdoor segment revenue increased 6% to $147 million
•	Fitness segment revenue increased 27% to $134 million
•	Aviation segment revenue increased 9% to $142 million
•	Marine segment revenue increased 13% to $130 million
•	Europe and Asia contributed revenue growth while North America declined:
•	North America revenue was $638 million compared to $709 million, down 10%
•	Europe revenue was $424 million compared to $360 million, up 18%
•	Asia revenue was $120 million compared to $91 million, up 32%
•	Units shipped increased 2% year-over-year to 6.3 million units
•	Gross margin decreased to 47% in 2011 compared to 54% in 2010
•	Operating margin decreased on a year-over-year basis to 17% compared to 25% in 2010
•
Diluted EPS increased 22% to $1.05 from $0.86 in year-to-date 2010; pro forma diluted EPS decreased 14% to $1.06 from $1.23 in year-to-date 2010 (Pro forma EPS excludes the impact of foreign currency transaction gain or loss.)

•	Free cash flow generation of $397 million year-to-date

Note:  In accordance with GAAP, the Company is deferring significant revenue and the related costs associated with high margin sales of certain products bundled with content and services over their economic lives. In the second quarter of 2011, the Company deferred, net of amortization of previous deferrals, $62 million of revenue, $11 million of costs, and approximately $0.23 of diluted EPS, net of taxes, into future years.  This compares to second quarter of 2010 net deferrals of $23 million of revenue, $4 million of costs, and approximately $0.08 of diluted EPS, net of taxes.  A table outlining the impact of this net deferral in both 2011 and 2010 is included for reference.  Results have not been adjusted unless specifically stated as such.

Business highlights:

•	Sold 3.8 million units in the second quarter of 2011, with unit growth in both Europe and Asia.
•	Maintained strong PND market share position in North America and grew market share across Europe.
•	Delivered our new fitness device - the Forerunner® 610 fitness watch which has been met with strong demand and exceptional reviews.
•	Received shareholder approval for payment of a quarterly dividend with the first installment paid on June 30.
•	Acquired Navigon® AG, a privately held PND and OEM solution provider based in Hamburg Germany.
•	Acquired Tri-Tronics® Inc., a leading provider of electronic dog training equipment.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“In the second quarter, revenue was slightly ahead of our expectations and we delivered strong free cash flow generation but margins fell short driven by increased deferral of high margin revenues associated with bundled product offerings and increased operating costs due to bad debt and legal expenses,” said Dr. Min Kao, chairman and chief executive officer of Garmin Ltd. “Based on our results in the first half of 2011, we expect to exceed our full year guidance for revenues with $2.5 to $2.6 billion of revenues including contributions from both Navigon and Tri-Tronics.  Due primarily to the acceleration of net deferred revenues associated with our bundled product offerings, we now expect our EPS to be in the range of $2.00 - $2.15 per share.  Although this falls short of prior expectations, we have improving confidence in the long-term trajectory of both our revenues and earnings with approximately $1.00 of deferred EPS on the balance sheet currently.

The automotive/mobile segment posted a 19% revenue decline in the second quarter as OEM growth was offset by significant volume declines in the North American PND market and product mix shifting toward bundled offerings increasing our deferred revenues for this region.  Our average selling price (ASP) in the quarter increased 1%, when adjusting for net deferred revenue.  While the reported operating margin for the segment remains low at 7%, we note that profitability of the segment is approximately 18% when adjusted for net deferred revenue and costs associated with bundled products.   In addition, the operating margin was negatively impacted by one-time bad debt and legal costs in the quarter of approximately $8 million.

In addition, we have now completed the acquisition of Navigon AG.  This acquisition is attractive to Garmin for three primary reasons.  First, Navigon is a contender in the OEM space with a growing customer list.  Secondly, their PND market share in Europe is expected to strengthen our position in that geography.  Finally, they offer compelling mobile applications that have been well received.  We look forward to integrating our respective strengths to build an even stronger global presence.

The outdoor segment posted revenue growth of 1% in the second quarter ahead of the launch of a refreshed product line-up in the third quarter including updates to the eTrex®, Rino® and Astro®.  We expect these products to drive improved growth in the third quarter.  Also, we have now completed our acquisition of Tri-Tronics, a leading provider of electronic dog training equipment.  This acquisition allows us to further our product offerings to dog owners and more quickly innovate for this growing market.

The fitness segment posted revenue growth of 25% with strong results from our high-end Forerunner 610 and Edge® 800.  Our products are doing well across the value spectrum and around the globe.  We believe this category remains underpenetrated, offering numerous opportunities for long-term growth.  We remain focused on innovation, in both form factor and function that will allow us to maintain our position at the top of the GPS-enabled fitness market.

The marine segment posted revenue growth of 6% with our new series of echo™ fishfinders doing well in the market.  These products have a lower margin profile than our chartplotters and networked solutions, which has put some pressure on the operating profit of the segment.  We expect the margins to improve as product mix normalizes throughout the remainder of the year.

The aviation segment posted revenue growth of 13% as the retrofit market improved year-over-year with the launch of our GTN™ 650 and 750 panel mount avionics.  As we have said for a number of quarters, the aviation industry and OEM production, in particular, remains relatively flat and we expect recovery to lag that of the overall economy.  Nevertheless, our strategic growth initiatives continue and our certifications into new cockpits remain on-target which will contribute to accelerating growth in future years.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“Revenue growth in four of our five segments illustrates the ongoing diversification of our business model,” said Kevin Rauckman, Chief Financial Officer of Garmin Ltd.  “We now have five distinct segments, each contributing to the earnings and strong free cash flow generation of the organization.
Gross margin for the overall business in the second quarter decreased year-over-year to 48%.   In 2010, we benefited from the refinement of our warranty estimate which contributed 290 basis points to gross margin across the segments. Deferred gross profit of $51 million compared to $19 million in the year-ago quarter, associated with product mix shifting toward bundled products, was also a primary driver with a negative impact of 200 basis points year-over-year.

Operating margin was 20% in the quarter.  Total operating expenses increased by $1 million on a year-over-year basis.  Advertising and research and development expenses decreased by $8 and $3 million, respectively.   Other selling, general and administrative expenses increased by $12 million, or 16%, driven primarily by bad debt expense, legal costs and product support costs.  Approximately $8 million of these expenses are one-time in nature.

We generated $196 million of free cash flow in the second quarter of 2011.  We had a cash and marketable securities balance of almost $2.5 billion at the end of the quarter, of which approximately $155 million was used to pay the June 30 dividend installment of $0.80 per share.”

2011 Full-Year Guidance

2011
Revenue	$2.5 – 2.6	B
Gross Margin	45-46%
Operating Margin	16-17%
EPS (Pro Forma)	$2.00 - $2.15

We now expect revenue in 2011 between $2.5 and $2.6 billion with the improvement driven primarily by the acquisitions of Navigon and Tri-Tronics. While slightly increasing our revenue range, we are reducing our EPS range due to the accelerating deferral of high margin revenues and associated costs.  These factors and an anticipated effective tax rate of approximately 12% result in a forecasted 2011 EPS of $2.00 - $2.15.

Non-GAAP Measures

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and other one-time items is an important measure.  The majority of the Company’s consolidated foreign currency gain or loss results from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non U.S. subsidiaries.  Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held.  However, there is minimal cash impact from such foreign currency gain or loss.  Accordingly, earnings per share before the impact of foreign currency translation gain or loss allow an assessment of the Company’s operating performance before the non-cash impact of the position of the U.S. Dollar versus other currencies, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to pro forma net income per share.

Garmin Ltd. And Subsidiaries
Net income per share (Pro Forma)
(in thousands, except per share information)

	13-Weeks Ended		26-weeks Ended
	June 25,	June 26,	June 25,	June 26,
	2011	2010	2011	2010

Net Income (GAAP)	$109,477	$134,816	$204,959	$172,144
Foreign currency (gain) / loss, net of tax effects	12,588	35,756	2,261	73,916
Net income (Pro Forma)	$122,065	$170,572	$207,220	$246,060

Net income per share (GAAP):
Basic	$0.56	$0.68	$1.06	$0.86
Diluted	$0.56	$0.67	$1.05	$0.86

Net income per share (Pro Forma):
Basic	$0.63	$0.86	$1.07	$1.23
Diluted	$0.63	$0.85	$1.06	$1.23

Weighted average common shares outstanding:
Basic	194,051	198,948	193,986	199,437
Diluted	194,875	200,102	194,801	200,626

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
(in thousands)

	13-Weeks Ended		26-weeks Ended
	June 25,	June 26,	June 25,	June 26,
	2011	2010	2011	2010

Net cash provided by operating activities	$203,354	$181,736	$410,953	$381,867
Less: purchases of property and equipment	(7,137)	(9,285)	(14,315)	(13,220)
Free Cash Flow	$196,217	$172,451	$396,638	$368,647

Net deferred revenues and costs

The following table illustrates the net effect of deferred revenues and costs associated with certain products bundled with content and services.  These revenues and costs are being amortized over the estimated economic lives of the products.  Additional details are available in the Quarterly Report on Form 10-Q for the quarter ended June 25, 2011 that will be filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983) today.

Garmin Ltd. And Subsidiaries
Net Deferred Revenue Impact (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	June 25,	June 26,	June 25,	June 26,
	2011	2010	2011	2010
Net sales	$(61,701)	$(22,911)	$(83,527)	$(37,920)
Cost of goods sold	(10,652)	(3,764)	(14,557)	(6,546)
Gross profit	(51,049)	(19,147)	(68,970)	(31,374)

Operating income	(51,049)	(19,147)	(68,970)	(31,374)

Income tax provision based on normalized tax effects	(7,068)	(3,446)	(5,862)	(5,647)

Net income	$(43,981)	$(15,701)	$(63,108)	$(25,727)

Net income per share:
Basic	$(0.23)	$(0.08)	$(0.33)	$(0.13)
Diluted	$(0.23)	$(0.08)	$(0.32)	$(0.13)

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, August 3, 2011 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at
888-551-9020 or 719-457-2606.
Contact:	investor.relations@garmin.com

An archive of the live webcast will be available until September 6, 2011 on the Garmin website at http://www.garmin.com.  To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business.  Any statements regarding the company’s estimated earnings and revenue for fiscal 2011, the Company’s expected segment revenue growth rate, margins, new products to be introduced in 2011 and the company’s plans and objectives are forward-looking statements.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 25, 2010 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).  A copy of Garmin’s 2010 Form 10-K can be downloaded from

http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, fitness, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in Schaffhausen, Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual newsroom at www.garmin.com/newsroom or contact the Media Relations department at 913-397-8200.

Garmin, Forerunner, eTrex, Rino, Astro and Edge are registered trademarks, and GTN is a trademark of Garmin Ltd. or its subsidiaries.   All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share information)

	(Unaudited)
	June 25,	December 25,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$1,418,871	$1,260,936
Marketable securities	62,626	24,418
Accounts receivable, net	493,057	747,249
Inventories, net	385,678	387,577
Deferred income taxes	27,691	33,628
Deferred costs	28,343	20,053
Prepaid expenses and other current assets	46,261	24,894
Total current assets	2,462,527	2,498,755

Property and equipment, net	423,697	427,805

Marketable securities	1,016,869	777,401
Restricted cash	1,393	1,277
Licensing agreements, net	8,305	1,800
Noncurrent deferred income tax	73,613	73,613
Noncurrent deferred costs	31,047	24,685
Other intangible assets, net	181,004	183,352
Total assets	$4,198,455	$3,988,688

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$125,680	$132,348
Salaries and benefits payable	37,393	49,288
Accrued warranty costs	41,691	49,885
Accrued sales program costs	48,929	107,261
Deferred revenue	134,341	89,711
Accrued royalty costs	27,509	95,086
Accrued advertising expense	23,544	21,587
Other accrued expenses	70,622	63,043
Deferred income taxes	4,435	4,800
Income taxes payable	13,795	56,028
Dividend payable	388,148	0
Total current liabilities	916,087	669,037

Deferred income taxes	13,180	6,986
Non-current income taxes	157,979	153,621
Non-current deferred revenue	146,973	108,076
Other liabilities	1,542	1,406

Stockholders' equity:
Shares, CHF 10 par value, 208,077,418 shares authorized and issued; 194,087,445 shares outstanding at June 25, 2011; and 194,358,038 shares outstanding at December 25, 2010;	1,797,435	1,797,435
Additional paid-in capital	53,707	38,268
Treasury stock	(116,099)	(106,758)
Retained earnings	1,097,970	1,264,613
Accumulated other comprehensive income	129,681	56,004
Total stockholders' equity	2,962,694	3,049,562
Total liabilities and stockholders' equity	$4,198,455	$3,988,688

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	June 25,	June 26,	June 25,	June 26,
	2011	2010	2011	2010
Net sales	$674,099	$728,765	$1,181,933	$1,159,833

Cost of goods sold	351,999	337,113	621,459	537,272

Gross profit	322,100	391,652	560,474	622,561

Advertising expense	34,098	42,440	54,054	59,841
Selling, general and administrative expense	85,896	73,832	159,082	141,509
Research and development expense	70,515	73,337	140,994	135,820
Total operating expense	190,509	189,609	354,130	337,170

Operating income	131,591	202,043	206,344	285,391

Other income (expense):
Interest income	7,639	5,791	14,854	12,669
Foreign currency gains (losses)	(14,611)	(43,605)	(2,471)	(90,141)
Other	2,453	180	5,271	2,013
Total other income (expense)	(4,519)	(37,634)	17,654	(75,459)

Income before income taxes	127,072	164,409	223,998	209,932

Income tax provision	17,595	29,593	19,039	37,788

Net income	$109,477	$134,816	$204,959	$172,144

Net income per share:
Basic	$0.56	$0.68	$1.06	$0.86
Diluted	$0.56	$0.67	$1.05	$0.86

Weighted average common shares outstanding:
Basic	194,051	198,948	193,986	199,437
Diluted	194,875	200,102	194,801	200,626

Dividends declared per share	$2.00	$1.50	$2.00	$1.50

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	26-Weeks Ended
	June 25,	June 26,
	2011	2010
Operating Activities:
Net income	$204,959	$172,144
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	27,393	26,746
Amortization	10,861	24,809
Loss (gain) on sale of property and equipment	308	(6)
Provision for doubtful accounts	3,563	(552)
Deferred income taxes	7,149	(30)
Unrealized foreign currency losses/(gains)	16,363	47,880
Provision for obsolete and slow moving inventories	(6,998)	10,309
Stock compensation expense	17,315	19,099
Realized losses/(gains) on marketable securities	(4,176)	(470)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	265,448	364,401
Inventories	20,659	(64,272)
Other current assets	(31,490)	5,142
Accounts payable	(13,082)	(52,248)
Other current and non-current liabilities	(142,918)	(193,657)
Deferred revenue	83,628	37,425
Deferred cost	(14,652)	(6,610)
Income taxes payable	(30,033)	(7,771)
License fees	(3,344)	(472)
Net cash provided by operating activities	410,953	381,867

Investing activities:
Purchases of property and equipment	(14,315)	(13,220)
Purchase of intangible assets	(2,587)	(8,229)
Purchase of marketable securities	(520,759)	(169,062)
Redemption of marketable securities	263,428	294,350
Change in restricted cash	(116)	1,111
Net cash (used in)/provided by investing activities	(274,349)	104,950

Financing activities:
Proceeds from issuance of common stock through stock purchase plan	4,337	5,452
Taxes paid related to net share settlement of equity awards	(336)	-
Stock repurchase	-	(84,328)
Dividends	-	(299,103)
Tax benefit related to stock option exercise	1,197	1,898
Net cash provided by/(used in) financing activities	5,198	(376,081)

Effect of exchange rate changes on cash and cash equivalents	16,133	(29,148)

Net (decrease)/increase in cash and cash equivalents	157,935	81,588
Cash and cash equivalents at beginning of period	1,260,936	1,091,581
Cash and cash equivalents at end of period	$1,418,871	$1,173,169

Garmin Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
				Auto/
	Outdoor	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended June 25, 2011

Net sales	$81,007	$78,014	$79,117	$362,706	$73,255	$674,099
Gross profit	$52,948	$45,502	$44,208	$128,788	$50,654	$322,100
Operating income	$35,667	$25,384	$23,357	$25,277	$21,906	$131,591

13-Weeks Ended June 26, 2010

Net sales	$79,847	$62,469	$74,310	$447,225	$64,914	$728,765
Gross profit	$53,257	$38,506	$49,108	$205,336	$45,445	$391,652
Operating income	$38,035	$24,724	$32,146	$88,548	$18,590	$202,043

26-Weeks Ended June 25, 2011

Net sales	$147,458	$134,382	$130,425	$627,255	$142,413	$1,181,933
Gross profit	$94,301	$79,293	$77,406	$211,340	$98,134	$560,474
Operating income	$60,474	$40,841	$38,490	$26,872	$39,667	$206,344

26-Weeks Ended June 26, 2010

Net sales	$139,233	$105,819	$115,625	$668,149	$131,007	$1,159,833
Gross profit	$91,768	$65,557	$73,338	$300,110	$91,788	$622,561
Operating income	$62,404	$38,923	$41,075	$105,530	$37,459	$285,391